UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2024

Oklo Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40583	86-2292473
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Coronado Dr. Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

(650) 550-0127

(Registrant’s telephone number, including area code)

AltC Acquisition Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2024, the Board of Directors (the “Board”) of Oklo Inc. (the “Company”) approved entering new employment agreements (each, an “agreement”) with Jacob DeWitte (Chief Executive Officer), Caroline Cochran (Chief Operating Officer) and R. Craig Bealmear (Chief Financial Officer) (each, an “executive”) which superseded the employment letter agreements previously in place with each executive.

Employment Agreements

Each agreement provides for at-will employment which will continue for an indefinite term until the applicable executive’s employment is terminated.

Pursuant to the agreements, each executive is entitled to receive an annual base salary as set forth in the table below. In addition, each executive will be eligible to receive an annual discretionary cash bonus of up to fifty percent (50%) of the executive’s annual base salary, with the actual amount determined at the sole discretion of the Board, and an initial grant of restricted stock units (each, an “initial grant”) with a value as set forth in the table below. Each executive’s initial grant will vest in quarterly installments over the three year-period commencing on May 9, 2024, subject to the executive’s continued employment through each applicable vesting date. Each executive is further eligible to receive an additional grant of restricted stock units within 90 days following May 9, 2024, at the sole discretion of the Board, that will contain performance-vesting conditions.

The following table sets forth each named executive officer’s title, annual base salary, and initial grant’s target grant date value:

Named Executive Officer	Title	Annual Base Salary ($)	Initial Grant Target Grant Date Value ($)
Jacob DeWitte	Chief Executive Officer	$500,000	$3,000,000
Caroline Cochran	Chief Operating Officer	$400,000	$2,100,000
R. Craig Bealmear	Chief Financial Officer	$400,000	$2,100,000

Pursuant to the terms of the agreements, each executive is eligible for paid time off pursuant to Company policy and to participate in the Company’s executive benefit plans.

The agreements further provide that, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable agreement) (in either case, an “involuntary termination”), the executive will receive the following severance payments and benefits: (i) base salary continuation payments during the 12-month period following the termination date; (ii) a lump-sum payment equal to any accrued but unpaid annual bonus for the prior fiscal year; (iii) a lump-sum payment equal to the executive’s full annual bonus for the year during which the termination date occurs; (iv) 12 months of Company-paid continued healthcare coverage; and (v) accelerated vesting of any portion of each outstanding time-vesting equity award then-held by the executive that would have vested had the executive’s employment continued for 36 months following such termination.

Each executive instead will receive the following severance payments and benefits if the executive experiences an involuntary termination during the period commencing three months before a “change in control” (as defined in the applicable agreement) and ending twelve months following a change in control: (i) a lump-sum payment equal to the executive’s base salary (reduced by any base salary continuation already paid); (ii) a lump-sum payment equal to any accrued but unpaid annual bonus for the prior fiscal year; (iii) a lump-sum payment equal to the executive’s annual bonus for the year during which the termination date occurs, pro-rated based on the number of days that have elapsed during the current fiscal year; (iv) 12 months of Company-paid continued healthcare coverage; and (v) full accelerated vesting of each outstanding time-vesting equity award then-held by the executive (or, a cash payment in respect of any equity awards that were terminated without payment prior or upon the closing of the change in control).

The severance payments and benefits described above are subject to the executive’s timely execution of a release of claims in the Company’s favor and are in addition to any accrued amounts.

Further, each agreement includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to the executive.

The foregoing summaries of the agreements are not complete and are qualified in their entirety by reference to the full text of the agreements with Mr. DeWitte, Ms. Cochran and Mr. Bealmear, copies of which are attached as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and each of which is incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective May 9, 2024, by and between Oklo Inc. and Jacob DeWitte
10.2	Employment Agreement, effective May 9, 2024, by and between Oklo Inc. and Caroline Cochran
10.3	Employment Agreement, effective May 9, 2024, by and between Oklo Inc. and R. Craig Bealmear
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oklo Inc.

Date: May 16, 2024	By:	/s/ R. Craig Bealmear
	Name:	R. Craig Bealmear
	Title:	Chief Financial Officer